Exhibit 99.5

Unaudited Pro Forma Consolidated and Combined Financial Statements

The Unaudited Pro Forma Consolidated and Combined Financial Statements, or the pro forma financial statements, combine the carve-out historical financial statements of the Legacy gathering system entities and assets (the "Legacy System") the accounting predecessor of Azure Midstream Partners, LP, formerly Marlin Midstream Partners, LP, (the "Partnership”), the historical consolidated and combined financial statements of the Partnership and the carve-out historical financial statements of the ETG System (as defined below) to illustrate the effect of the transactions described below.

Unless the context requires otherwise, for purposes of this pro forma presentation, all references to "we", "our", or "us" refer to the Partnership and its subsidiaries, including the Legacy System and ETG System, following the transactions described below. The pro forma financial statements were based on, and should be read in conjunction with, the:

•	accompanying notes to the Unaudited Pro Forma Consolidated and Combined Financial Statements;

•
financial statements of the Azure Legacy System, a carve out of Azure Midstream Holdings LLC, as of and for the year ended December 31, 2014, and the notes relating thereto, included in exhibit 99.2 of the Partnership’s current report on Form 8-K/A dated April 6, 2015;

•
financial statements of the Azure ETG System, a carve-out of Azure Midstream Holdings LLC (the "ETG System"), as of and for the six months ended June 30, 2015, as of December 31, 2014 and 2013, and for the year ended December 31, 2014, the period from November 15, 2013 to December 31, 2013, and the period from January 1, 2013 to November 14, 2013, and the notes relating thereto, included as Exhibit 99.4 of this Form 8-K/A; and

•
consolidated financial statements of the Partnership for the six months ended June 30, 2015 and year ended December 31, 2014 and the notes relating thereto, included in the Partnership’s Quarterly Report on Form 10-Q for the six months ended June 30, 2015 and 2014 Annual Report on Form 10-K.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (a) directly attributable to the transactions described below, (b) factually supportable and (c) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results. The Unaudited Pro Forma Consolidated and Combined Statements of Operations, or the pro forma statements of operations, for the year ending December 31, 2014 and the six months ended June 30, 2015, give effect to the transactions described below as if they occurred on January 1, 2014. The Unaudited Pro Forma Consolidated and Combined Balance Sheet, or the pro forma balance sheet, as of June 30, 2015, gives effect to the transactions described below as if they occurred on June 30, 2015.

The pro forma financial statements have been prepared under the rules and regulations of the Securities and Exchange Commission. The pro forma financial statements have been presented for informational purposes only and are based upon available information and assumptions that management believes are reasonable under the circumstances. These pro forma financial statements are not necessarily indicative of what the combined entity’s results of operations and financial position would have been had the transactions been completed on the dates indicated. We have incurred and expect to incur additional costs to integrate the Legacy and ETG Systems into the Partnership’s businesses. The pro forma financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of the combined entity.

Description of the Transactions

Acquisition of the Legacy System

On February 27, 2015, we consummated certain transactions contemplated by that certain Transaction Agreement (the “Transaction Agreement”) by and among us, Azure Midstream Energy LLC, a Delaware limited liability company that is wholly owned by Azure Midstream Holdings LLC (collectively “Azure”), Azure Midstream Partners GP, LLC formerly Marlin Midstream GP, LLC (the “General Partner”), NuDevco and Marlin IDR Holdings (“IDRH”).

The consummation of the transactions contemplated by the Transaction Agreement resulted in the contribution of the Legacy System to us from Azure and Azure receiving $92.5 million in cash and acquiring 100% of the equity interests in our General Partner and 90% of our IDR Units, as defined below.

The Transactions (as defined below) occurred in the following steps:

•
we amended and restated our partnership agreement to (i) reflect the unitization of all of our incentive distribution rights (as unitized, the “IDR Units”), and (ii) recapitalize the incentive distribution rights owned by IDRH into 100 IDR Units.

•	we redeemed 90 IDR Units held by IDRH in exchange for a payment by us of $63.0 million to IDRH (the “Redemption”).

•
Azure contributed the Legacy System to us through the contribution of: (i) all of the outstanding general and limited partner interests in Talco Midstream Assets, Ltd., a Texas limited liability company and subsidiary of Azure (“Talco”); and (ii) certain assets (the “TGG Assets”) owned by TGG Pipeline, Ltd., a Texas limited liability company and subsidiary of Azure (“TGG”), in exchange for aggregate consideration of $162.5 million, which was paid to Azure in the form of a cash payment of $99.5 million and the issuance of 90 IDR Units (the foregoing transaction, collectively, the “Contribution”).

•
Azure purchased from NuDevco: (i) all of the outstanding membership interests in the General Partner for $7.0 million (the “GP Purchase,”); and (ii) an option to acquire up to 20% of each of our common units and subordinated units held by NuDevco as of the execution date of the Transaction Agreement (the “Option,” together with the Redemption, Contribution and GP Purchase, the “Transactions”).

Contemporaneously with the Transactions, we entered into a new senior secured revolving credit facility (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Americas Securities, LLC (collectively, the “Lenders”). The Credit Agreement has a maturity date of February 27, 2018 and up to $250.0 million in commitments. We immediately borrowed $180.8 million under the Credit Agreement, of which $99.5 million was used in connection with the Contribution, $63.0 million was used in connection with the Redemption, $15.0 million was used to repay the outstanding balance as of February 27, 2015 under our existing senior secured revolving credit facility and $3.3 million was used to pay fees and expenses associated with the Credit Agreement. Associated Energy Services ("AES"), a wholly owned subsidiary of NuDevco and our affiliate, immediately pledged $15.0 million of the $63.0 million received as part of the Redemption as collateral for a letter of credit supporting our logistics segment's transloading services agreements.

As a result of the Transactions, Azure acquired a controlling financial interest in the Partnership through the GP Purchase. Azure is considered the accounting acquirer of the General Partner, and therefore will record its acquisition of the General Partner as a business combination within Azure’s consolidated financial statements. The Legacy System is deemed to be the accounting acquirer of the Partnership because its parent company, Azure, obtained control of the Partnership through the indirect control of the General Partner. Consequently, the Legacy System is the predecessor of the Partnership for financial reporting purposes and the historical consolidated financial statements of the Partnership for the three years ended December 31, 2014 have been recast and now reflect those of the Legacy System, as the accounting acquirer. The Legacy System's assets and liabilities retain their historical carrying values. Additionally, the Partnership's assets acquired and liabilities assumed by the Legacy System in the business combination have been recorded at their fair values measured as of the acquisition date. The results of the purchase price allocation of the Partnership utilized in these pro forma financial statements are preliminary, and pending completion and review by an external valuation expert within a one year measurement period. Any changes to these preliminary values will be retroactively adjusted using the acquisition method. The excess of the assumed purchase price of the Partnership, which has been determined using acceptable fair value methods and is partially based on the consideration Azure paid for the general partner interests and the IDR Units, over the estimated fair values of the Partnership's net assets acquired will be recorded as goodwill. Goodwill will be subject to annual impairment testing beginning in 2015.

Additionally, because the Legacy System is reflected at Azure’s historical cost, the difference between the $162.5 million in consideration paid by the Partnership and Azure's historical carrying values (net book value) at February 27, 2015 was recorded as an adjustment to partners’ capital.

Legacy System

The Legacy System consists of approximately 658 miles of high-and low-pressure gathering lines and serves approximately 100,000 dedicated acres within Harrison, Panola and Rusk counties in Texas and Caddo parish in Louisiana and currently serves the Cotton Valley formation, the Haynesville shale formation and the shallower producing sands in the Travis Peak formation. The Legacy System has access to seven major downstream markets, three third-party processing plants and the

Panola County processing plants. The combination of the Partnership's natural gas processing assets and the Legacy System's gathering assets creates a diverse platform of midstream services and establishes the Partnership as one of the largest gathering and processing systems in the Cotton Valley formation in East Texas and North Louisiana.

Contribution of the ETG System

On August 6, 2015, the Partnership, entered into a contribution agreement (the “Contribution Agreement”) with Azure which is the sole member of the General Partner. Pursuant to the Contribution Agreement, Azure contributed 100% of the outstanding membership interests in Azure ETG, LLC ("Azure ETG"), the entity that owns and operates the ETG System, to the Partnership in exchange for the consideration described below. The closing of the transactions contemplated by the Contribution Agreement occurred simultaneously with the execution of the Contribution Agreement. The Contribution Agreement contains customary representations and warranties, indemnification obligations and covenants by the parties, and provides that the Partnership’s acquisition of Azure ETG was effective on July 1, 2015.
The following transactions took place pursuant to the Contribution Agreement:

•
As consideration for the membership interests of Azure ETG, the Partnership paid Azure $80,000,000 in cash and issued 255,319 common units representing limited partner interests in the Partnership to Azure.

•	The Partnership entered into a gas gathering agreement (the “Gas Gathering Agreement”) with TGG as discussed below.
The Partnership financed the cash consideration paid for ETG with an $80,000,000 draw from its credit facility.
Because the acquisition of Azure ETG System is considered to be a transaction amongst entities under common control, the ETG System is reflected at Azure's historical cost and the difference between that historical cost and the purchase price is recorded as an adjustment to partners' capital.
ETG System

The ETG System includes approximately 255 miles of gathering pipelines, three treating plants, 10 MMcf/d of processing capacity and four interconnections with major interstate pipelines providing 1.75 Bcf per day of access to downstream markets. A total of 336,000 gross acres in the Haynesville Shale and Bossier Shale formations are dedicated to the ETG System under 23 long-term producer contracts.

Gas Gathering Agreement
Pursuant to the terms of the Gas Gathering Agreement, the Partnership agreed to provide gathering services to TGG on a priority basis for quantities of gas designated by TGG as set forth therein. Azure has guaranteed TGG’s obligations under the Gas Gathering Agreement.

Sale of Limited Partner Units

On June 17, 2015, and July 17, 2015 the Partnership sold 3,590,000 limited partner units in a public offering. The net proceeds of the offering, including the proportionate capital contribution by the General Partner to maintain its 1.95% general partner interest was approximately $49.5 million.

Azure Midstream Partners, LP
Unaudited Pro Forma Consolidated and Combined Statement of Operations
For the Year Ended December 31, 2014
(in thousands, except per unit amounts)

	Legacy System	Azure Midstream Partners, LP	ETG System	Pro Forma		Pro Forma
	Historical	Historical	Historical	Adjustments		Combined
Operating Revenues:
Natural gas, NGLs and condensate revenue	$42,854	$13,569	$8,630	$—		$65,053
Gathering, processing, transloading and other fee revenue	14,253	23,635	8,984	—		46,872
Gathering, processing, transloading and other fee revenue - affiliates	—	38,024	—	—		38,024
Total operating revenues	57,107	75,228	17,614	—		149,949

Operating Expenses:
Cost of natural gas and NGLs	30,642	4,790	7,400	—		42,832
Cost of natural gas and NGLs - affiliates	—	12,558	—	—		12,558
Operation and maintenance	5,912	8,899	6,854	(2,392)	(a)	19,273
Operation and maintenance - affiliates	—	6,668	—	—		6,668
General and administrative	—	3,602	—	—		3,602
General and administrative - affiliates	4,444	5,067	1,368	(620)	(b)	10,339
				80	(b)
Property tax expense	919	1,316	—	—		2,235
Depreciation and amortization expense	5,354	8,817	2,607	7,010	(c)	23,788
Loss (gain) on disposal of equipment	(13)	60	—	—		47
Asset impairments	228	—	—	—		228
Total operating expenses	47,486	51,777	18,229	4,078		121,570
Operating income (loss)	9,621	23,451	(615)	(4,078)		28,379
Interest expense	10,648	766	4,501	(15,149)	(d)	9,601
				7,551	(d)
				1,284	(d)
Other expense	—	—	464	—		464
Net income (loss) before tax expense	(1,027)	22,685	(5,580)	2,236		18,314
Income tax expense	163	553	50	—		766
Net income (loss)	$(1,190)	$22,132	$(5,630)	$2,236		$17,548

Net income per unit:
Net Income		$22,132				$17,548
Less:
Allocation of East Texas New Mexico Dropdown net income prior to acquisition		160				160
General partner interest in net income		435				345
Limited partner interest in net income		$21,537				$17,043

Net Income per limited partner common and subordinated unit - basic		$1.22				$0.79
Net Income per limited partner common and subordinated unit - diluted		$1.21				$0.79
Weighted average limited partner common and subordinated units outstanding - basic		17,626,840		4,041,427	(e)	21,668,267
Weighted average limited partner common and subordinated units outstanding - diluted		17,751,279		4,041,427	(e)	21,792,706

Azure Midstream Partners, LP
Unaudited Pro Forma Consolidated and Combined Balance Sheet
As of June 30, 2015
(in thousands, except number of units)

	Azure Midstream Partners, LP	ETG System	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Assets
Current Assets:
Cash and cash equivalents	$5,179	$—	$84,000	(f)	$9,179
			(80,000)	(g)
Accounts receivable, net	12,091	1,492	—		13,583
Other current assets	628	617	(605)	(h)	640
Total current assets	17,898	2,109	3,395		23,402
Property, plant and equipment, net	404,020	87,594	—		491,614
Intangible assets, net	62,833	—	—		62,833
Goodwill	215,758	—	—		215,758
Deferred tax asset	—	211	—		211
Other non-current assets	3,437	1,823	(1,823)	(i)	3,437
Total Assets	$703,946	$91,737	$1,572		$797,255

Liabilities, Partners' Capital and Parent Company Net Investment
Current Liabilities:
Accounts payable and accrued liabilities	$8,409	$1,877	$(1,086)	(i)	$9,840
			640	(i)
Current portion of long-term debt allocated from the Azure Credit Agreement	—	3,603	(3,603)	(j)	—
Total current liabilities	8,409	5,480	(4,049)		9,840
Long-Term Liabilities:
Long-term debt	142,951	48,660	84,000	(f)	226,951
			(48,660)	(j)
Deferred income taxes	1,037	—			1,037
Other long-term liabilities	—	11,625	—		11,625
Total liabilities	152,397	65,765	31,291		249,453

Partners' Capital and Parent Company Net Investment
Common Units (12,950,675 issued and outstanding at June 30, 2015)	266,330	—	(943)	(k)	265,387
Subordinated units (8,724,545 issued and outstanding at June 30, 2015)	207,265	—	(2,670)	(k)	204,595
General partner units (357,935 issued and outstanding at June 30, 2015)	7,954	—	(134)	(k)	7,820
Incentive distribution rights (100 issued and outstanding as of June 30, 2015)	70,000	—	—		70,000
Parent company net investment	—	25,972	(25,972)	(l)	—
Total Partners' Capital and Parent Company Net Investment	551,549	25,972	(29,719)		547,802
Total Liabilities, Partners' Capital and Parent Company Net Investment	$703,946	$91,737	$1,572		$797,255

Azure Midstream Partners, LP
Unaudited Pro Forma Consolidated and Combined Statement of Operations
For the Six Months Ended June 30, 2015
(in thousands, except per unit amounts)

	Azure Midstream Partners, LP	Azure System Predecessor	ETG System	Pro Forma		Pro Forma
	Historical	Historical (1)	Historical	Adjustments		Combined
Operating Revenues:
Natural gas, NGLs and condensate revenue	$10,053	$549	$1,973	$—		$12,575
Gathering, processing, transloading and other fee revenue	24,239	9,312	3,787	—		37,338
Total operating revenues	34,292	9,861	5,760	—		49,913

Operating Expenses:
Cost of natural gas and NGLs	8,005	1,179	1,792	—		10,976
Operation and maintenance	6,627	3,523	3,808	(1,196)	(h)	12,762
General and administrative	6,387	11,548	861	640	(i)	19,436
Depreciation and amortization expense	7,781	1,490	1,297	1,148	(m)	11,716
Total operating expense	28,800	17,740	7,758	592		54,890
Operating Income	5,492	(7,879)	(1,998)	(592)		(4,977)
Interest expense	4,349	109	2,349	(2,458)	(n)	4,558
				209	(n)
Other expense, net	—	—	1,680	—		1,680
Net income (loss) before income tax expense	1,143	(7,988)	(6,027)	1,657		(11,215)
Income tax expense (benefit)	710	39	(211)	—		538
Net income (loss)	$433	$(8,027)	$(5,816)	$1,657		$(11,753)

Net income per unit:
Net Income	$433					$(11,753)
Less:
Net loss attributable to to Azure System Predecessor for the period January 1, 2015 to February 28, 2015	(1,666)					(3,543)
General partner interest in net income (loss)	41					(160)
Limited partner interest in net income (loss)	$2,058					$(8,050)

Net income (loss) per limited partner common and subordinated units - basic and diluted	$0.11					$(0.37)
Weighted average limited partner common and subordinated units outstanding - basic and diluted	18,178,098			3,886,731	(o)	22,064,829

(1) Azure System Predecessor historical results of operations reflect the period from January 1, 2015 to February 28, 2015.

Notes to the Unaudited Pro Forma Consolidated and Combined Financial Statements of
Azure Midstream Partners, LP

(1) Basis of Presentation

The Unaudited Pro Forma Consolidated and Combined Financial Statements are based upon the historical carve-out financial statements of the Legacy System (as Predecessor), the historical carve-out financial statements of the ETG System and the historical financial statements of the Partnership. The unaudited pro forma consolidated and combined financial statements, at and for the twelve months ended December 31, 2014, present the effect of the Transactions and the Contribution Agreement, described above, on the Legacy System's historical results of operations and financial position, as if the Transactions and Contribution Agreement occurred on January 1, 2014 and December 31, 2014, as applicable. The Unaudited Pro Forma Consolidated and Combined Statements of Operations, or the pro forma statements of operations, for the year ending December 31, 2014 and the six months ended June 30, 2015, give effect to the transactions described below as if they occurred on January 1, 2014. The Unaudited Pro Forma Consolidated and Combined Balance Sheet, or the pro forma balance sheet, as of June 30, 2015, gives effect to the transactions described below as if they occurred on June 30, 2015.

(2) Pro Forma Adjustments

The following adjustments have been made to the unaudited pro forma consolidated and combined financial statements at and for the year ended December 31, 2014:

a.
To eliminate rent expense of $2.4 million associated with three leased amine treating units. Per the terms of the Contribution Agreement, the lease agreements for the three amine treating units were terminated and paid in full by Azure and not contributed to the Partnership.

b.
To reflect the adjustment for: (i) a decrease of $0.6 million in general and administrative expense to remove the portion of the Legacy System transaction costs that were previously expensed during the year ended December 31, 2014; and (ii) an increase of $0.1 million of transaction costs consisting of advisory and other transaction-related costs related to the ETG System to reflect transaction costs incurred to date. The Partnership estimates that it will incur $2.1 million in total transaction related expenses, and these transaction expenses are excluded from the pro forma statement of operations because they reflect non-recurring charges that are not expected to have a continuing impact on the combined results.

c.
Adjustments to depreciation and amortization expense resulting from the effects of purchase accounting adjustments related to the acquisition of the Legacy System and the effects of adjusting the useful lives used to calculate depreciation and amortization. The adjusted estimated useful lives correspond to the expected lives used to determine the fair value of the property, plant and equipment and related identifiable intangible assets. Expected useful lives and amortization periods related to depreciation and amortization in the pro forma adjustments are as follows:

Useful Lives
Tangible Assets:
Gathering pipelines and related equipment	45
Gas processing plants	20
Buildings	30
Other depreciable assets	5 - 15

The pro forma adjustments increased historical depreciation and amortization expense by $7.0 million for the year ended December 31, 2014, of which $6.5 million is associated with the customer relationship intangible assets that resulted from the purchase accounting adjustments described above and $0.5 million is associated with the adjustment to the tangible assets.

d.
To reflect the net adjustment to interest expense for changes in outstanding debt, interest rates, deferred financing cost amortization and commitment fees associated with the Partnership's $250.0 million senior secured revolving credit facility (the "Credit Agreement") and Azure's $550.0 million senior secured term loan B and $50.0 million senior secured revolving credit facility, collectively (the "Azure Credit Agreement") related to: (i) reverse interest expense related to the Azure Credit Agreement of $10.6 million allocated to the Legacy system and $4.5 million allocated to the ETG System as these amounts were not contributed to the Partnership; (ii) increase in interest expense related to the Credit Agreement of $6.3 million related to the Legacy System determined utilizing an interest rate of approximately 3.50% on the outstanding borrowings of $180.8 million during the period plus estimated deferred financing cost amortization of $1.1 million plus estimated commitment fees of $0.2 million; and (iii) increase in interest expense related to the Credit Agreement of $1.3 million related to the ETG System determined utilizing an interest rate of approximately 3.50% on the net outstanding borrowings of $36.7 million during the period. The net outstanding borrowing represent borrowings of $80.0 million to fund the Contribution Agreement and $4.0 million for general operating and administrative expenses, offset by a payment of $47.3 million from proceeds of our public offering of 3,500,000 common units, which closed in June of 2015.

e.
To reflect 255,319 common units issued in connection with the Contribution Agreement, the effect of 3,590,000 common units sold in the public offering and 196,108 common units related to the long-term incentive plan which automatically vested upon the consummation of the transactions contemplated by the Transaction Agreement on February 27, 2015.

The following adjustments have been made to the unaudited pro forma consolidated and combined financial statements at and for the six months ended June 30, 2015:
f. To reflect borrowing of $84.0 million on the Credit Agreement for: (i) $80.0 million to fund the Contribution Agreement; and (ii) $4.0 million for general operating and administrative expenses, including costs related to the transactions contemplated by the Contribution Agreement.

g. To reflect the payment of $80.0 million to Azure as consideration pursuant to the Contribution Agreement.

h. To eliminate prepaid rent expense of $0.6 million and rent expense of $1.2 million associated with three leased amine treating units. Per the terms of the Contribution Agreement, the lease agreements for the three amine treating units were terminated and paid in full by Azure and not contributed to the Partnership.

i To reflect the adjustments for: (i) write-off of the ETG System's deferred financing costs of $1.8 million and accrued liabilities of $1.1 million as these assets were not contributed to the Partnership and have been removed as pro forma adjustments to partners' capital; and (ii) increase of $0.6 million of accrued transaction costs consisting of advisory and other transaction-related costs related to the ETG System.

j. To eliminate the $3.6 million of current portion of long-term debt and $48.7 million of long-term debt allocated to the ETG System related to the Azure Credit Agreement as it was not contributed to the Partnership and thus has been removed as a pro forma adjustment to partners' capital.

k. To reflect the adjustments for the decrease to partners' capital due to the consideration paid for the ETG System being in excess of the net book value of Azure's historical cost of the ETG System's net assets acquired and liabilities assumed.

l. To reflect the net adjustment to the parent company net investment of the ETG System as this amount is eliminated in connection with the transactions contemplated by the Contribution Agreement.

m. Adjustments to depreciation and amortization expense resulting from the effects of purchase accounting adjustments related to the acquisition of the Legacy System and the effects of adjusting the useful lives used to calculate depreciation and amortization. The pro forma adjustments increased historical depreciation and amortization expense by $1.1 million for the six months ended June 30, 2015, primarily associated with the customer relationship intangible assets that resulted from the purchase accounting adjustments described above.

n. To reflect the adjustments to reverse interest expense and amortization of deferred financing costs of $2.3 million for the six months ended June 30, 2015 allocated to the ETG System not contributed to the Partnership and reverse interest expense of $0.1 million allocated to the Azure System Predecessor not contributed to the Partnership. This decrease was partially offset by a net increase in interest expense of $0.2 million comprised of: (i) increase to interest expense of $3.1 million related to the Legacy System determined utilizing an interest rate of approximately 3.50% on the outstanding borrowings of $180.8 million during the period plus estimated deferred financing cost amortization of $0.5 million plus estimated commitment fees of $0.1 million; and (ii) increase to interest expense of $0.8 million related to the ETG System determined utilizing an interest rate of approximately 3.50% on net outstanding borrowings of $36.7 million during the period. The net outstanding borrowing represent borrowings of $80.0 million to fund the transactions contemplated by the Contribution Agreement and $4.0 million for general operating and administrative expenses, offset by a payment of $47.3 million from proceeds of our public offering of 3,500,000 common units, which closed in June of 2015; these increases were partially offset by (iii) $4.3 million of interest expense previously recorded during the period by the Partnership.

o. To reflect 255,319 common units issued in connection with the transactions contemplated by the Contribution Agreement, the effect of 3,590,000 common units sold in the public offering, partially offset by 154,696 common units included in the weighted average calculation of common units at the Partnership at June 30, 2015 and 196,108 common units related to the long-term incentive plan which automatically vested upon the consummation of the transactions contemplated by the Transaction Agreement on February 27, 2015.